UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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AARON RENTS, INC.

(Name of Registrant as Specified in Its Charter)
N/A

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Aaron Rents, Inc.

309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 6, 2008

The 2008 Annual Meeting of Shareholders of Aaron Rents, Inc. (the “Company”), will be held on Tuesday, May 6, 2008, at 10:00 a.m., Eastern Time, at the SunTrust Plaza, 4th Floor, 303 Peachtree Street, N.E., Atlanta, Georgia 30303, for the purpose of considering and voting on the following:

(1) The election of eleven directors to constitute the Board of Directors until the next annual meeting and until their successors are elected and qualified;

(2) Such other matters as may properly come before the meeting or any adjournment thereof.

Information relating to the above items is set forth in the accompanying Proxy Statement.

Only shareholders of record of the Class A Common Stock at the close of business on March 11, 2008 (the “Record Date”) are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF
DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary
Atlanta, Georgia
April 7, 2008

PLEASE COMPLETE AND
RETURN THE ENCLOSED PROXY CARD PROMPTLY
SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING
IF YOU DO NOT ATTEND PERSONALLY.
No postage is required if mailed
in the United States in the accompanying envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON MAY 6, 2008.

The proxy statement and annual report to shareholders are available at:
www.aaronrents.com/proxy and www.aaronrents.com/annualreport, respectively.

(*)	To be voted on at the meeting

Aaron Rents, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 6, 2008

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Aaron Rents, Inc. (the “Company”) for use at the 2008 annual meeting of shareholders to be held on Tuesday, May 6, 2008 (the “Annual Meeting”), and any adjournment or postponement of the annual meeting.

Each proxy that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder unless it is revoked. Shareholders are requested to execute the enclosed proxy and return it in the enclosed envelope. If no direction is specified on the proxy as to any matter being acted upon, the shares represented by the proxy will be voted in favor of such matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by executing another proxy bearing a later date or by written notification to the Corporate Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person.

If you hold your shares through a broker or other nominee (i.e., in “street name”), your broker or other nominee should provide you instructions on how you may instruct them to vote your shares on your behalf. Your broker may provide you with different ways of providing instructions on how to vote, including by returning a voting instruction form in the mail or by providing voting instructions via telephone or the Internet.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Class A Common Stock at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a plurality of the holders of shares of the Company’s Class A Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to elect the nominees for director listed in this Proxy Statement.

Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on the election of the nominees for director. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not received specific voting instructions from their clients with respect to non-routine matters.

Only shareholders of record of Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. As of the Record Date, the Company had 8,314,996 shares of Class A Common Stock and 44,966,913 shares of Common Stock outstanding. Each share of Class A Common Stock entitles the holder thereof to one vote for the election of directors and any other matters that may properly come before the Annual Meeting. The holders of the Common Stock are not entitled to vote with respect to the election of directors or with respect to most other matters presented to the shareholders for a vote.

The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms, banks, and others for forwarding solicitation material to beneficial owners of shares of the Company’s Class A Common Stock. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, or personal interview by officers of the Company who will not be additionally compensated therefor. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about April 7, 2008.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of January 1, 2008 (except as otherwise noted), the beneficial ownership of the Company’s Class A Common Stock and Common Stock by (i) each person who owns of record or is known by management to own beneficially 5% or more of the outstanding shares of the Company’s Class A Common Stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company who are listed in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all options to purchase shares that were exercisable within 60 days of January 1, 2008, and received all available shares of restricted stock, of the applicable class of common stock held by him, her, or it. The address of each of the directors and officers listed below is 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377.

		Amount and Nature
	Title of Class	of Beneficial
Beneficial Owner	of Common Stock	Ownership(1)		Percent of Class(1)

R. Charles Loudermilk, Sr.	Class A	5,353,875		64.39%
	Common	1,422,974	(2)	3.14%
Shapiro Capital Management LLC	Common	5,186,897	(3)	11.31%
3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA
T. Rowe Price Associates, Inc.	Class A	824,300	(4)	9.8%
100 E. Pratt Street,	Common	3,862,890	(5)	8.4%
Baltimore, MD
The Guardian Life Insurance Company of America	Common	3,237,532	(6)	7.1%
7 Hanover Square
New York, NY
EARNEST Partners, LLC	Common	3,108,201	(7)	6.8%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA
Barclays Global Investors, NA	Common	2,361,784	(8)	5.15%
45 Fremont Street San Francisco, CA 94105
Robert C. Loudermilk, Jr.	Class A	3,381	(9)	*
	Common	1,046,359	(10)	2.31%
Gilbert L. Danielson	Class A	4,500		*
	Common	416,885	(11)	*
William K. Butler, Jr.	Common	291,947	(12)	*
Ronald W. Allen	Class A	11,250		*
	Common	8,500	(13)	*
Leo Benatar	Class A	10,725		*
	Common	17,690	(13)	*
Earl Dolive	Class A	187,359		2.25%
	Common	163,569	(13)	*
David L. Kolb	Common	42,884	(13)	*
John C. Portman, Jr.	Common	6,000	(14)	*
John B. Schuerholz	Common	1,790	(14)	*
Ray M. Robinson	Common	8,500	(13)	*
K. Todd Evans	Common	59,113	(15)	*
All executive officers and directors as a group	Class A	5,572,245		67.01%
(a total of 18 persons)	Common	3,759,755	(16)	8.30%

*	Less than 1%.

(1)	Amounts shown do not reflect that the Common Stock is convertible, on a share for share basis, into shares of Class A Common Stock (i) by resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock, either class is excluded from listing on The New York Stock Exchange or any national securities exchange on which the Common Stock is then listed and (ii) automatically should the outstanding shares of Class A Common Stock fall below 10% of the aggregate outstanding shares of both classes. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group.

(2)	Includes options to purchase 277,200 shares of Common Stock and 12,988 shares of Common Stock held by Mr. Loudermilk, Sr.’s spouse and 10,000 shares of unvested restricted stock. Mr. Loudermilk, Sr. has pledged 400,000 shares of Class A Common Stock and 1,043,170 shares of Common Stock as security for indebtedness.

(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 7, 2008 by Shapiro Capital Management LLC and Samuel R. Shapiro, who may be deemed to share voting and investment power.

(4)	As reported on an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., which share voting and investment power over certain shares.

(5)	As reported on an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 by T. Rowe Price Associates, Inc.

(6)	As reported on an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008 by The Guardian Life Insurance Company of America, Guardian Investor Services LLC, RS Investment Management Co. LLC and RS Partners Fund, which share voting and investment power over certain shares.

(7)	As reported on an Amendment to Schedule 13G filed with the Securities and Exchange Commission on January 31, 2008 by EARNEST Partners, LLC.

(8)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008 by Barclays Global Investors, NA and Barclays Global Fund Advisors (both of which have the address 45 Fremont Street, San Francisco, CA); Barclays Global Investors, LTD (which has the address Murray House, 1 Royal Mint Court, London, EC3N 4HH); Barclays Global Investors Japan Trust and Banking Company Limited (which has the address Ebisu Prime Square Tower, 8th floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan); Barclays Global Investors Japan Limited (which has the address Ebisu Prime Square Tower, 8th floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan); Barclays Global Investors Canada Limited (which has the address Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1); Barclays Global Investors Australia Limited (which has the address Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220); and Barclays Global Investors (Deutschland) AG (Apianstrasse 6, D-85774, Unterfohring, Germany), which filers share voting and investment power over certain shares.

(9)	Represents 3,381 shares of Class A Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee.

(10)	Includes options to purchase 220,950 shares of Common Stock, 235,398 shares of Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee, 36,757 shares of Common Stock held by Mr. Loudermilk, Jr.’s spouse, and 10,000 shares of unvested restricted stock.

(11)	Includes options to purchase 387,450 shares of Common Stock, 1,575 shares of Common Stock held by Mr. Danielson’s spouse and 10,000 shares of unvested restricted stock.

(12)	Includes options to purchase 224,400 shares of Common Stock, 16,074 shares of Common Stock held by Mr. Butler’s spouse and 10,000 shares of unvested restricted stock.

(13)	Includes options to purchase 3,750 shares of Common Stock and 1,000 shares of unvested restricted stock.

(14)	Includes 1,000 shares of unvested restricted stock.

(15)	Includes options to purchase 53,520 shares of Common Stock and 2,000 shares of unvested restricted stock.

(16)	Includes options to purchase 1,390,770 shares of Common Stock and 61,000 shares of unvested restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of either class of the Company’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Company’s common stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers, and more than 10% shareholders during the year ended December 31, 2007 with the exception of one Form 4 that was filed 2 days late for Mr. William K. Butler, Jr.

ELECTION OF DIRECTORS

The Board of Directors is responsible for directing the management of the Company. The Company’s Bylaws provide for the Board of Directors to be composed of eleven members. The Board recommends the election of the eleven nominees listed below to constitute the entire Board, who will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes or will vote to reduce the number of directors for the ensuing year, as the Board recommends, but in no event will the proxy be voted for more than eleven nominees. Management has no reason to believe any substitute nominee or reduction in the number of directors for the ensuing year will be required.

All of the nominees listed below are now directors of the Company and have consented to serve as directors if elected. The following information relating to age, positions with the Company, principal occupation, and directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, subject to the requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940, has been furnished by the respective nominees.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

R. Charles Loudermilk, Sr.	80	Mr. Loudermilk, Sr. has served as Chairman of the Board and Chief Executive Officer of the Company since the Company’s incorporation in 1962. From 1962 to 1997, he was also President of the Company. He has been a director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart, since 1996. He is one of the founders and Chairman of the Board of The Buckhead Community Bank, and formerly the Chairman of the Board of Directors of the Metropolitan Atlanta Rapid Transit Authority.	1962
Robert C. Loudermilk, Jr.	48	Mr. Loudermilk, Jr., has served in various positions since joining the Company as an Assistant Store Manager in 1985. He has served as a Director of the Company since 1983 and as President and Chief Operating Officer of the Company since 1997.	1983
Gilbert L. Danielson	61	Mr. Danielson has served as Vice President, Finance and Chief Financial Officer and Director of the Company since 1990. He was named Executive Vice President in 1998. He has also served as a Director of Servidyne, Inc. since 2000.	1990
Ronald W. Allen(1)	66	Mr. Allen has served as a Director of the Company since 1997. He was Chairman and Chief Executive Officer of Delta Air Lines, an international air passenger carrier, from 1987 to 1997. He also served as President of Delta from 1983 to 1987 and from 1993 to 1997, and Chief Operating Officer from 1983 to 1997. He currently serves as a Director of The Coca-Cola Company, Interstate Hotels and Resorts, and Aircastle Limited.	1997

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Leo Benatar(2)	78	Mr. Benatar has served as a Director of the Company since 1994. He is currently a Principal with consulting firm Benatar & Associates. Previously, he has been an associated consultant with A.T. Kearney, Inc., a management consulting and executive search company since 1996. He was Chairman of packaging manufacturer Engraph, Inc., and served as Chief Executive Officer of that company from 1981 to 1995. He previously served as Chairman of the Federal Reserve Bank of Atlanta, as a Director
of Paxar Corporation and Mohawk Industries, Inc. and
		as nonexecutive Chairman of Interstate Bakeries Corporation.	1994
Earl Dolive(1)	89	Mr. Dolive has served as a Director of the Company since 1977. He currently serves as a Director of Greenway Medical Technologies, Inc. and as Director Emeritus of Genuine Parts Company, a distributor of automobile replacement parts. Prior to his retirement in 1988, he was Vice Chairman of the Board of Genuine Parts Company.	1977
Ray M. Robinson(2)	60	Mr. Robinson is President Emeritus of the East Lake Golf Club and Vice Chairman of the East Lake Community Foundation. He has served as a Director of the Company since 2002. Prior to his retirement in 2003 as Southern Region President, Mr. Robinson was employed with AT&T from 1968. Mr. Robinson currently serves on the Board of Directors for Avnet, Inc., Acuity Brands, Inc., Citizens Trust Bank, American Airlines and ChoicePoint, Inc.	2002
John Schuerholz	67	Mr. Schuerholz was Executive Vice President and General Manager of the of the Atlanta Braves professional baseball organization before becoming President in 2008. Prior to joining the Atlanta Braves in 1990, he was employed from 1968 with the Kansas City Royals professional baseball organization in various management positions until being named Executive Vice President and General Manager of that organization in 1981.	2006
William K. Butler, Jr.	55	Mr. Butler joined the Company in 1974 as a Store Manager. He served as Vice President of the Aaron’s Rental Purchase Division from 1986 to 1995 and currently is President of that Division, now known as the Aaron’s Sales & Lease Ownership Division. He has served as a Director of the Company since 2000.	2000

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

David L. Kolb(1)	69	Mr. Kolb was Chairman of the Board of Directors of Mohawk Industries, Inc., a manufacturer of flooring products, from 2001 until 2004. Prior to his service as Chairman in 2004, he served as Chief Executive Officer from 1988 to 2001. Mr. Kolb has been a Director of the Company since August of 2003. He also serves on the Board of Directors for Chromcraft Revington Corporation.	2003
John C. Portman, Jr.	83	Mr. Portman is the Chairman of real estate development company Portman Holdings, LLC, the founder of architectural and engineering firm John Portman & Associates, Inc., and Chairman, Chief Executive Officer and Director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart.	2006

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

There are no family relationships among any of the executive officers, directors, and nominees of the Company, except that Robert C. Loudermilk, Jr. is the son of R. Charles Loudermilk, Sr.

The Board held four meetings during the year ended December 31, 2007 with each director attending at least 75% of the meetings of the Board and committees on which they served. The Board has determined that Messrs. Allen, Benatar, Dolive, Kolb, Robinson, Schuerholz and Portman are independent directors under the listing standards of the New York Stock Exchange. The Board believes that it should be sufficiently represented at the Company’s annual meeting of shareholders. Last year nine of the Board’s then eleven incumbent members attended the annual meeting.

The non-management and independent members of the Board meet frequently in executive session, without management present. Mr. Benatar currently chairs these meetings as Lead Director.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL ELEVEN NOMINEES.

Committees of the Board of Directors

Audit Committee.  The Board has a standing Audit Committee which is composed of Messrs. Kolb, Dolive, and Allen. All of the members of the Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange, and the Board has determined that both Messrs. Dolive and Kolb are “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission. The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditors’ qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. Among other responsibilities, the Audit Committee is directly responsible for the appointment, compensation, retention, and termination of the independent auditors, who report directly to the Committee. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee held six meetings during the year ended December 31, 2007. Please see pages 26 and 27 of this Proxy Statement for the 2007 Audit Committee Report.

Compensation Committee.  The Board has a standing Compensation Committee, which is currently composed of Messers. Benatar and Robinson. The purpose of the Compensation Committee is to assist the Board of

Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Compensation Committee operates pursuant to a written charter adopted by the Board. The Compensation Committee held five meetings during the year ended December 31, 2007. Please see page 16 of this Proxy Statement for the 2007 Compensation Committee Report.

Under its Charter, the Compensation Committee has the authority to review and approve performance goals and objectives for the Named Executive Officers in connection with the Company’s compensation programs, and to evaluate the performance of the Named Executive Officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee recommends to the independent members of the Board of Directors for determination (or makes such determination itself in some circumstances) the compensation of the Named Executive Officers, including the Chief Executive Officer. The Committee also has the authority to approve grants of stock options, restricted stock, stock appreciation rights and other equity incentives and to consider from time to time, and recommend to the Board, changes to director compensation. The Committee can delegate its duties and responsibilities to one or more subcommittees, and can also delegate certain of its duties and responsibilities to management of the Company, to the extent consistent with applicable laws, rules and listing standards. See COMPENSATION DISCUSSION AND ANALYSIS for more information on the Committee’s processes on page 11 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.  Messers. Benatar and Robinson were the members of the Compensation Committee for the year ended December 31, 2007, and during such period, there were no Compensation Committee interlocks. Neither member is an employee or is or was an officer of the Company.

Director Nominations

The Board of Directors is responsible for considering and making recommendations to the shareholders concerning nominees for election as director at the Company’s meeting of shareholders and nominees for appointments to fill any vacancy on the Board. The Board does not have a nominating committee. Certain New York Stock Exchange listing criteria related to nominating committees and the composition of the Board are not applicable to the Company because a majority of its voting Class A Common Stock is beneficially owned by the Chairman and Chief Executive Officer, Mr. Loudermilk, Sr. Moreover, because of the practical necessity that a candidate for director must be acceptable to Mr. Loudermilk, Sr., in his capacity as holder of a majority of the Company’s voting stock, in order to be elected, the Board believes it is desirable for the nominations function to be fulfilled by the full Board, including Mr. Loudermilk, Sr., rather than by a nominating committee that does not include him.

To fulfill its nominations responsibilities, the Board periodically considers the experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Board evaluates each incumbent’s continued service, in light of the Board’s collective requirements. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Board proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates. The Board evaluates the qualifications of each candidate. Final candidates are generally interviewed by one or more Board members before the Board makes a decision.

At a minimum, a director should have high moral character and personal integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. In addition to these minimum qualifications, in evaluating candidates the Board may consider all information relevant in its business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then current composition of the Board. These factors may include: a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to the Company and the Board; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees; and input from the Company’s controlling shareholder.

Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Article III, Section 3 of the Company’s Bylaws. Article III, Section 3 generally requires that shareholders submit nominations by written notice to the President setting forth certain prescribed information about the nominee and nominating shareholder. That section also requires that the nomination be submitted at a prescribed time in advance of the meeting, as described below in SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING.

The Board will consider including in its slate of director nominees for an annual shareholders’ meeting a nominee submitted to the Company by a shareholder. In order for the Board to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder described in Article III, Section 3 of the Bylaws to the President at the Company’s principal executive offices at least 120 days before the first anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, which for the 2009 annual meeting will be December 11, 2008. The nominating shareholder should expressly indicate that such shareholder desires that the Board consider such shareholder’s nominee for inclusion with the Board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to the Company obtaining, all other information the Board requests in connection with its evaluation of the nominee.

The shareholder’s nominee must satisfy the minimum qualifications for director described above. In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Board may consider all relevant information, including the factors described above; whether there are or will be any vacancies on the Board; and the size of the nominating shareholder’s holdings in the Company and the length of time such shareholder has owned such holdings.

EQUITY COMPENSATION PLANS

The following table sets forth aggregate information as of December 31, 2007 about the Company’s compensation plans under which our equity securities are authorized for issuance.

	Number of Securities to		Number of Securities
	be Issued Upon	Weighted-Average	Remaining Available for
	Exercise of Outstanding	Exercise Price of	Future Issuance Under
	Options, Warrants and	Outstanding Options,	Equity Compensation
Plan Category	Rights	Warrants and Rights	Plans

Equity Compensation Plans Approved by Shareholders	2,420,695	$14.97	374,500
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below are the names and ages of all executive officers of the Company as of February 24, 2008. All positions and offices with the Company held by each such person are also indicated. Officers are elected annually for one-year terms or until their successors are elected and qualified. All executive officers are United States citizens.

The Company has adopted a code of ethics applicable to its Chief Executive, Financial and Accounting Officers. The Company will provide to any person without charge, upon request, a copy of the code of ethics. Requests should be made in writing to the Corporate Secretary, Aaron Rents, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377.

Position with the Company and Principal Occupation During
Name (Age)	the Past Five Years

R. Charles Loudermilk, Sr. (80)	Chairman of the Board of Directors and Chief Executive Officer of the Company.*
Robert C. Loudermilk, Jr. (48)	President and Chief Operating Officer of the Company.*
Gilbert L. Danielson (61)	Executive Vice President and Chief Financial Officer of the Company.*
William K. Butler, Jr. (55)	President of the Aaron’s Sales & Lease Ownership Division.*
Eduardo Quinones (47)	President of the Aaron’s Corporate Furnishings Division since 2000.
James L. Cates (57)	Senior Group Vice President and Corporate Secretary of the Company since 2002.
Elizabeth L. Gibbs (46)	Ms. Gibbs has served as Vice President, General Counsel since 2006. Prior to then she was employed since 2005 with Home Depot, Inc. as Corporate Counsel and from 2000 until 2005, as Vice President, General Counsel and Secretary for The Athlete’s Foot Stores, LLC.
B. Lee Landers (48)	Vice President, Chief Information Officer since 1999.
Robert P. Sinclair, Jr. (46)	Vice President, Corporate Controller since 1999.
Mitchell S. Paull (49)	Mr. Paull has been Senior Vice President since 2001 and in 2005 was appointed to Senior Vice President, Merchandising and Logistics, Aaron’s Sales & Lease Ownership Division.
K. Todd Evans (44)	Vice President, Franchising since 2001.

*	For additional information concerning these individuals, see ELECTION OF DIRECTORS above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the Company’s compensation objectives and policies as applied to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers during 2007. We refer to these five persons throughout this section and this Proxy Statement as the “Named Executive Officers.” The following discussion and analysis is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each Named Executive Officer during 2007, as reported in the compensation tables and accompanying narrative sections appearing on pages 17 to 22 of this Proxy Statement.

Administration

The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Board approved a Charter for the Committee in 2007. None of the members of the Compensation Committee has been an officer or employee of the Company, and the Board has considered and determined that all of the members are independent as “independent” is defined under New York Stock Exchange Rules and otherwise meet the criteria set forth in the Committee’s Charter.

Generally, the Compensation Committee reviews and discusses the recommendations of the Chief Executive Officer regarding the compensation of the Named Executive Officers of the Company, evaluates the performance of the Named Executive Officers and, based upon the Chief Executive Officer’s recommendations and such evaluation, recommends their compensation to the independent members of the Board for determination. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for all of the Named Executive Officers, other than for himself. For executive officers other than the Named Executive Officers, the Chief Executive Officer generally determines compensation levels, in most cases upon the recommendation of supervising executives. In addition, the Compensation Committee approves all equity awards, including for the Named Executive Officers and other officers, considering the recommendations of senior management. The Committee generally makes its recommendations to the Board during the first quarter of the Company’s fiscal year. In certain circumstances where recommending compensation decisions to the Board would impair tax deductibility of executive compensation, the Compensation Committee makes final decisions on Named Executive Officer compensation.

Although management and any other invitees at Compensation Committee meetings may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

With respect to the Chief Executive Officer’s compensation, for fiscal year 2007 the Compensation Committee of the Company’s Board of Directors made a recommendation to the independent members of the Company’s Board of Directors, except with respect to those elements of the Chief Executive Officer’s compensation that the Committee is required to determine itself in order to preserve the deductibility of compensation under Section 162(n) of the Internal Code. The independent members of the Company’s Board of Directors then set the amount of the Chief Executive Officer’s compensation, other than the elements set by the Committee, as described in the prior sentence.

In establishing recommendations for, or determining, the compensation of the Named Executive Officers, the Compensation Committee considers not only the recommendations of the Chief Executive Officer, but also objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, enhancement of shareholder value and other matters relevant to the short-term and the long-term success of the Company.

Executive Compensation

Philosophy

The Company seeks to provide an executive compensation package that is driven by our overall financial performance, increase in shareholder value, and performance of the individual executive. The main principles of this strategy include the following:

•	pay competitively within our industry (and outside based on comparable size) to attract and retain key employees, and pay for performance to motivate them;

•	closely align our executives’ interests with those of our shareholders; and

•	design compensation programs with a balance between short-term and long-term objectives.

Objectives of Executive Compensation

The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align executives’ incentive goals with the interests of our shareholders;

•	enhance the individual executive’s performance;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.

Elements of Compensation

The three primary components of the executive compensation program are:

•	base salary;

•	annual performance-based cash bonus; and

•	long-term equity incentive awards.

The executive compensation program also provides certain benefits and perquisites to the Named Executive Officers.

These elements are designed to be competitive with comparable employers and to achieve the objectives of our executive compensation program, consistent with the program’s philosophy. Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each Named Executive Officer is justified and appropriate in the best interests of the Company’s shareholders.

Recommendations for, or determinations of, the amount of each element of compensation for the Named Executive Officers are determined by the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; performance of their general management responsibilities; value of their unique skills and capabilities to support the Company’s long-term performance; and contribution as a member of the executive management team.

The following is a summary of the Compensation Committee’s actions during 2007 with respect to annual base salary, annual performance-based cash bonus awards, and long-term equity incentive compensation awards.

Annual Base Salary

The Company strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the retail and similar industries and companies that are comparable in size and performance. With regard to the annual review of base salaries for the Named Executive

Officers, the Compensation Committee has historically considered a number of financial and non-financial factors in reviewing past individual performance, some of which are not applicable to all of the Named Executive Officers due to their respective roles with the Company. The financial factors considered in 2007 include the individual’s contribution to the increase in the Company’s revenues, pre-tax earnings, return on assets, store count and general economic inflation. The non-financial factors considered by the Compensation Committee in 2007 include duties and responsibilities of the executive’s position, ability to effectively perform and/or exceed expectations with respect to duties and responsibilities that accompany such position, tenure in the role, number of new store openings and number of new franchise area development agreements executed.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. With respect to the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee also considers Mr. Loudermilk Sr.’s recommendations and assessment of each officer’s performance, his tenure and experience in his respective position, and internal comparability considerations.

The base salary for Mr. Loudermilk, Sr. was increased in 2007 from $454,000 to $800,000 per year. Prior to this increase, Mr. Loudermilk, Sr.’s salary had remained the same for over ten years. This increase was made in conjunction with reducing his cash bonus opportunity in 2007 from 1.0% to 0.7% of pre-tax profits as described below. In 2007, Mr. Loudermilk, Jr., Mr. Danielson and Mr. Butler received a $25,000 increase in base salary and Mr. Evans’ base salary was increased $10,000.

Annual Cash Bonuses

Annual cash incentive bonuses provide a direct link between executive compensation and our annual performance. Unlike base salaries, annual incentive bonuses are at risk based on how well Aaron Rents and its executive officers perform. Under the Company’s shareholder-approved Executive Bonus Plan, discussed further below under REMUNERATION OF EXECUTIVE OFFICERS, the Compensation Committee or its designee shall certify the extent to which the performance targets and measurement criteria previously established for a particular plan year have been achieved based on financial information provided by the Company. The Compensation Committee may, in determining whether performance targets have been met, adjust the Company’s financial results to exclude the effect of unusual charges or income items or other events that distort results for the year. However, for purposes of determining the incentive awards of the Chief Executive Officer, the Compensation Committee can exclude unusual items whose exclusion has the effect of increasing the extent to which the Chief Executive Officer meets performance measurement criteria only if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. In addition, the Compensation Committee adjusts its calculations to exclude the unanticipated effect on financial results of changes in the Internal Revenue Code or other tax laws or regulations. The Compensation Committee may, in its discretion, decrease the amount of a participant’s incentive award based upon such factors as it may determine.

In the event that the Company’s or an operating unit’s performance is below the anticipated performance thresholds for the plan year and the incentive awards are below expectations or not earned at all, the Compensation Committee may in its discretion grant incentive awards or increase the otherwise earned incentive awards to deserving participants, except for the Chief Executive Officer.

Annual cash bonuses for the Named Executive Officers in 2007, paid in the first quarter of 2008, were based on specific performance criteria established by the Compensation Committee for 2007 under the shareholder-approved Executive Bonus Plan, discussed below under REMUNERATION OF EXECUTIVE OFFICERS. Annual performance-based cash bonuses for 2007 were awarded to: (i) Mr. Loudermilk Sr. in an amount that is equal to 0.7% of the Company’s pre-tax earnings for 2007, (ii) to each of Messrs. Loudermilk, Jr. and Danielson in an amount that is equal to 0.1% of the Company’s pre-tax earnings for 2007 and (iii) to Mr. Butler in an amount equal to 0.2% of the cash basis pre-tax earnings for Aaron’s Sales & Lease Ownership Division for 2007. Mr. Evans’ 2007 performance-based cash bonus was computed by the Compensation Committee based on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations and on new franchise store openings. The 2007 quarterly franchise pre-tax profit objectives applicable to Mr. Evans’ 2007 performance-based cash bonus were $5,600,000, $5,700,000, $5,700,000 and $6,000,000, respectively. Under this component of Mr. Evans’ 2007 performance-based cash bonus, Mr. Evans was entitled to receive eight percent (8%) of quarterly franchise pre-tax profits that were in excess of the foregoing objectives, in an amount not to exceed $45,000 per quarter.

Long-Term Equity Incentive Awards

The Compensation Committee has designed the Company’s equity incentive awards to serve as the primary vehicle for providing long-term incentives to the senior executives and key employees. The Company also regards equity incentive awards as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of award to grant.

Equity incentive awards are granted under the Company’s existing 2001 Stock Option and Incentive Award Plan, which is a broad-based, shareholder approved plan covering senior executives and other personnel. The Stock Incentive Plan permits the Company to grant stock options, restricted stock and other forms of equity-based compensation.

In 2007 the Compensation Committee granted long-term equity incentive compensation awards to the Named Executive Officers in the form of non-qualified stock option awards.

Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term. Historically, Aaron Rents has granted stock options that “cliff” vest after three years of service from the date of grant.

Allocation of Direct Compensation

The Named Executive Officers, and the Chief Executive Officer in particular, have a greater portion of their total direct compensation “at risk”— that is, contingent on Company performance — than do other employees. For example, during 2007, only 46% of the Chief Executive Officer’s direct cash compensation was base salary, with the balance being his performance-based annual bonus based on Aaron Rents’ pre-tax earnings. For the other Named Executive Officers, fixed cash compensation ranged from 51-76% of total cash compensation.

Benefits

The Company provides a full range of benefits to its Named Executive Officers, including the standard medical, dental and disability coverage available to employees generally. In addition, the Company pays a portion of the premiums on three split dollar life insurance policies on the life of our Chief Executive Officer, Mr. Loudermilk, Sr., and reimburses Mr. Loudermilk, Sr. for the resulting income tax liability. The insurance premiums and tax gross-ups paid in 2007 on behalf of our Chief Executive Officer with respect to these life insurance policies, and two predecessor policies, were $54,931. See RELATED PARTY TRANSACTIONS on pages 24 and 25 of this Proxy Statement for more information regarding these insurance policies.

The Company also sponsors a 401(k) Retirement Savings Plan for all full-time employees with at least one year of service with the Company and who meet certain eligibility requirements. The 401(k) Plan allows employees to contribute up to 10% of their annual compensation with 50% matching by the Company on the first 4% of compensation. The executive officers may participate in the 401(k) Plan on the same terms as all employees generally. The Company paid matching 401(k) Plan contributions in various amounts ranging from $1,672 to $1,773 for the Named Executive Officers in 2007.

Perquisites

Perquisites and other benefits represent a small part of our overall compensation package. The Company provides a limited number of perquisites to its Named Executive Officers in an effort to remain competitive with similarly situated companies. These include personal use of corporate aircraft and payment of club dues and car expense.

Corporate Aircraft Use.  The Named Executive Officers use the Company’s aircraft from time to time for non-business use. Incremental variable operating costs associated with such personal use is paid by the Company. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level).

Club Dues.  The Company reimburses three of the Named Executive Officers monthly club dues.

Car Use.  The Company provides an automobile for the use of Mr. Loudermilk, Sr.

We annually review the perquisites and other personal benefits that we provide to senior management.

Compensation Deductibility

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the Named Executive Officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee and the Board considers deductibility issues when approving executive compensation, other compensation objectives, such as attracting, motivating and retaining qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when it is in the best interests of Aaron Rents and its shareholders to do so. The adoption and shareholder approval of the Executive Bonus Plan in 2005 and the establishment of the Compensation Committee in that year were partly undertaken for purposes of maintaining deductibility of executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, www.aaronrents.com. The Committee is composed of two “independent” members of the Board as defined under the listing standards of the New York Stock Exchange and under the Charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Annual Report on Form 10-K.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Leo Benatar, Chairman
Ray M. Robinson

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table provides certain summary information for the last fiscal year of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers of the Company.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation(2)	Total

R. Charles Loudermilk, Sr.	2007	$800,000	—	$76,606	$111,513	$942,938	$144,384	$2,075,441
Chairman of the Board and	2006	454,000	—	11,557	355,653	1,259,722	446,841	2,527,773
Chief Executive Officer
Robert C. Loudermilk, Jr.	2007	400,000	—	76,606	111,513	128,805	20,796	737,720
President and Chief	2006	375,000	50,000	11,557	355,653	124,836	342,637	1,259,683
Operating Officer
Gilbert L. Danielson	2007	400,000	—	76,606	111,513	129,383	8,351	725,853
Executive Vice President and	2006	375,000	50,000	11,557	355,653	124,836	325,149	1,242,195
Chief Financial Officer
William K. Butler, Jr.	2007	475,000	—	76,606	210,064	246,048	9,706	1,017,424
President, Aaron’s Sales &	2006	450,000	—	11,577	528,090	243,120	637,359	1,870,126
Lease Ownership Division
K. Todd Evans	2007	200,000	—	15,316	22,095	190,000	1,731	429,142
Vice President, Franchising	2006	190,000	—	2,311	30,938	170,000	2,522	395,771

(1)	Represents the proportionate amount of the total fair value of awards recognized by the Company as an expense in the relevant year for financial accounting purposes. The fair values of these awards and the amounts expensed were determined in accordance with FAS 123R. For a discussion of the assumptions made in valuing the reported stock awards, see Note H to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities & Exchange Commission.

(2)	See the All Other Compensation table below for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for 2007.

			Company
		Insurance	Contributions to
		Premiums	Retirement and	Use of
Name of Executive	Year	(1)	401(k) Plans(2)	Aircraft(3)	Other(4)	Total

R. Charles Loudermilk, Sr.	2007	$54,931	$1,672	$74,126	$13,655	$144,384
Robert C. Loudermilk, Jr.	2007	0	1,773	10,483	8,540	20,796
Gilbert L. Danielson	2007	0	1,727	0	6,624	8,351
William K. Butler, Jr.	2007	0	1,748	7,958	0	9,706
K. Todd Evans	2007	0	1,731	0	0	1,731

(1)	Represents a portion of the premiums paid, and reimbursement of the executive’s resulting income tax liability with respect to the split dollar life insurance policies described in RELATED PARTY TRANSACTIONS below.

(2)	Represents a matching contribution made by the Company to the executive’s account in the Company’s 401(k) plan.

(3)	The incremental cost to the Company of the non-business use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the Company aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for non-business use to derive the incremental cost. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips, are excluded. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level).

(4)	This column reports the total amount of other benefits provided, none of which individually exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive. These amounts include car and club membership expense.

Grants of Plan-Based Awards in 2007

The following table provides information about equity awards granted to the Named Executive Officers in 2007.

		Payouts Under	All Other Option Awards	Grant Date
		Non-Equity	Number of Securities	Fair Value of
		Incentive Plan	Underlying	Stock
Name of Executive	Grant Date	Awards(1)	Options	Awards

R. Charles Loudermilk, Sr.	11/13/2007	$942,938	25,000	$21.14
Robert C. Loudermilk, Jr.	11/13/2007	128,805	25,000	21.14
Gilbert L. Danielson	11/13/2007	129,382	25,000	21.14
William K. Butler, Jr.	11/13/2007	246,048	25,000	21.14
K. Todd Evans	11/13/2007	190,000	7,500	21.14

(1)	Represents actual payouts of cash incentives for performance during fiscal 2007 made under the Company’s Executive Bonus Plan. These incentives are also reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See below description of the Executive Bonus Plan award opportunities established for fiscal 2007 for more information.

Employment Agreements with Named Executive Officers

Messrs. Loudermilk, Sr., Loudermilk, Jr., Danielson, Butler and Evans have each entered into employment agreements with the Company. The agreements provide that each executive’s employment with the Company will continue until terminated by either party for any reason upon 60 days notice, or by either party for just cause at any time. Each such executive has agreed not to compete with the Company or to solicit the customers or employees of the Company for a period of one year after the termination of his employment.

Executive Bonus Plan

The Company’s shareholder-approved Executive Bonus Plan is an annual performance-based cash incentive plan. As with bonuses in prior years, the award opportunities approved by the Compensation Committee for fiscal 2007 provided for the payment to the Named Executive Officers of cash incentives equal to specified percentages of the pre-tax earnings of the Company for its 2007 fiscal year, provided that 2007 pre-tax earnings exceed those of 2006, except in the cases of Mr. Butler, whose bonus depended on the cash basis pre-tax earnings of the Aaron’s Sales & Lease Ownership Division, and of Mr. Evans, whose bonus depended on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations and on new franchise store openings. The maximum percentage of pre-tax earnings that could be awarded was 0.7%, for Mr. Loudermilk, Sr.

2001 Stock Option and Incentive Award Plan

The Company’s shareholder-approved 2001 Stock Option and Incentive Award Plan is a flexible plan that provides the Compensation Committee broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including: (i) non-qualified stock options and incentive stock options, (ii) performance shares, and (iii) restricted stock awards. During 2007, the Named Executive Officers were granted stock options that vest on November 13, 2010.

In December 2006, the Compensation Committee approved amendments to certain discounted stock options granted in 2004. The amendment increases the exercise price of each of the stock options to the fair market value of the common stock on the original grant date, adjusted for a subsequent stock dividend where applicable. The amendment also provides that, in order to compensate the grantees for the increase in the exercise price of the stock options, the difference between the original exercise price and the amended exercise price will paid in cash to the grantees on the applicable 2007 vesting date, as reported and described above in the Summary Compensation Table under “All Other Compensation.” The amendments were adopted in response to changes in tax laws pursuant to Section 409A of the Internal Revenue Code which would subject discounted options to an additional 20% tax.

Salary and Incentives

For a discussion of the Company’s views on the appropriate relationship between the amount of an executive’s base salary and incentive awards, please see COMPENSATION DISCUSSION AND ANALYSIS beginning on page 12 of this Proxy Statement.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers, including both unexercised and unvested awards. The market value of the stock awards is based upon the closing market price for Aaron Rents Common Stock as of December 31, 2007, which was $19.24.

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Number of	Market Value
		Underlying	Underlying				Shares of	of Shares of
		Unexercised	Unexercised	Option	Option		Stock That	Stock That
	Option	Options	Options Un-	Exercise	Expiration	Stock Award	Have Not	Have Not
Name of Executive	Grant Date(1)	Exercisable	exercisable	Price	Date	Grant Date(2)	Vested	Vested

R. Charles Loudermilk, Sr.	10/02/2000	123,750	—	5.7222	10/02/2010
	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	$192,400
	11/13/2007		25,000	21.1400	11/13/2017
Robert C. Loudermilk, Jr.	02/22/1999	22,500	—	5.8333	02/22/2009
	10/02/2000	45,000	—	5.7222	10/02/2010
	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	192,400
	11/13/2007		25,000	21.1400	11/13/2017
Gilbert L. Danielson.	02/22/1999	121,500	—	5.8333	02/22/2009
	10/02/2000	112,500	—	5.7222	10/02/2010
	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	192,400
	11/13/2007		25,000	21.1400	11/13/2017
William K. Butler, Jr.	11/22/1999	22,500	—	8.1111	11/22/2009
	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	45,000	—	18.7667	05/13/2014
	07/30/2004	33,000	—	21.4133	07/30/2014
	11/01/2004	18,900	—	21.4400	11/01/2014	11/07/2006	10,000	192,400
	11/13/2007		25,000	21.1400	11/13/2017
K. Todd Evans	10/16/2000	45,000	—	5.4167	10/16/2010
	09/17/2003	6,000	—	15.3467	09/17/2013
	11/15/2004	2,520	—	22.2100	11/15/2014
	05/16/2005	1,600	—	22.4700	5/16/2015
	08/15/2005	1,920	—	24.9400	8/15/2015	11/07/2006	2,000	38,480
	11/13/2007		7,500	21.1400	11/13/2017

(1)	Vesting for each listed stock option grant occurs three years following each listed grant date.

(2)	Vesting for the stock award granted on November 7, 2006 occurs on February 28, 2010 upon satisfaction of specific performance goals recited in the award agreement.

Option Exercises and Stock Vested in 2007

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

R. Charles Loudermilk, Sr.	63,750	$896,115	0	$0
Robert C. Loudermilk, Jr.	0	0	0	0
Gilbert L. Danielson	11,250	146,100	0	0
William K. Butler, Jr.	22,500	315,009	0	0
K. Todd Evans	0	0	0	0

Potential Payments Upon Termination or Change in Control

The employment agreements between the Company and each of the Named Executive Officers do not provide for any payments to be made to any of those officers in the event of termination of employment with the Company or a change in control of the Company, nor are there any other written or oral agreements between the Company and the Named Executive Officers that provide for severance payments. In addition, we have not entered into any change in control agreements with any of our Named Executive Officers. However, under the terms of our 2001 Stock Option and Incentive Plan and our Executive Bonus Plan vesting is accelerated with respect to outstanding equity awards, and non-equity incentive plan awards are granted, in certain instances upon termination of employment of the Named Executive Officer or in the event of a change in control as described below.

Termination — Accelerated Vesting of Equity Incentive Plan Awards.  Under the terms of the 2001 Stock Option and Incentive Award Plan and the related award agreements executed between the Company and each of the Named Executive Officers, all outstanding unvested shares of restricted stock immediately vest in the event of termination of employment due to death. In the event of termination for any other reason, all unvested shares of restricted stock are forfeited. Assuming termination of employment occurred due to death, and that termination of employment of each Named Executive Officer occurred on December 31, 2007, the unvested shares of restricted stock of each of the Named Executive Officers would vest immediately and have the market values set forth in the “Outstanding Equity Awards at 2007 Fiscal Year-End” table above on page 21 of this Proxy Statement.

With respect to outstanding unvested stock options under the 2001 Stock Option and Incentive Award Plan, all outstanding unvested stock options immediately vest in the event of termination of employment of the Named Executive Officers with the Company due to death, and all outstanding unvested stock options immediately vest in the event of termination due to retirement. If the Named Executive Officer’s employment with the Company terminates for any other reason, all unvested stock options are forfeited. The treatment of acceleration of vesting of stock options in the event of termination is generally available to all grantees under the plan under the general provisions of the plan, unless a grantee’s specific award agreement specifies otherwise.

The table below reflects the unvested stock options held by each of the Named Executive Officers as of December 31, 2007 and sets forth an “unrealized value” of those unvested stock options as of that date. The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested stock options by the closing price of the stock of $19.24 per share as of December 31, 2007 and then deducting the aggregate exercise price for these stock options.

	No. of Shares Underlying	Unrealized Value of
Name of Executive	Unvested Options	Unvested Options

R. Charles Loudermilk, Sr.	25,000	$0
Robert C. Loudermilk, Jr.	25,000	0
Gilbert L. Danielson	25,000	0
William K. Butler, Jr.	25,000	0
K. Todd Evans	7,500	0

Change In Control — Accelerated Vesting of Equity Incentive Plan Awards and Non-Equity Inventive Plan Payments.  Pursuant to the terms of the 2001 Stock Option and Incentive Award Plan, all outstanding unvested stock options and restricted stock awards immediately vest, including those held by the Named Executive Officers, upon the occurrence of a change in control. If a change in control of the Company occurred on December 31, 2007, the outstanding unvested restricted stock and stock options held by each of the Named Executive Officers would vest immediately would be valued as described above under “Termination — Accelerated Vesting of Equity Incentive Plan Awards”.

In the event of a change in control, the Executive Bonus Plan provides for the automatic payment of target-level cash bonuses to the Named Executive Officers, prorated to the extent the change in control occurs during the annual performance period. Assuming the change in control occurred on the last day of our most recently completed fiscal year, the amount we would be obligated to pay out to our Named Executive Officers under the Executive Bonus Plan would be the same as the amount of non-equity incentive compensation paid out as shown in the Summary Compensation Table on page 17 of this Proxy Statement. Additional information about the Executive Bonus Plan is provided at page 19 of this Proxy Statement.

Non-Management Director Compensation in 2007

The current compensation program for non-management directors is designed to fairly pay directors for work required for a company of Aaron Rents’ size and scope and to align director’s interests with the long-term interests of Company shareholders. For 2007, each outside director received $3,000 or the equivalent amount in shares of the Company’s Common Stock for each Board meeting attended. Each outside director is also paid a quarterly retainer of $2,000 or the equivalent amount in shares of the Company’s Common Stock. Audit Committee members receive $1,000 for each Audit Committee meeting attended with the Chairman of the Audit Committee receiving $1,500 for each meeting attended. Each member of the Compensation Committee receives $500 for each Compensation Committee meeting attended. Mr. Benatar, as Lead Director, receives in addition to this Board and Committee fees, an annual retainer of $15,000, paid quarterly for his role as Lead Director. Directors who are employees of the Company receive no compensation for attendance at Board or Committee meetings.

	Fees Earned or Paid in
Name	Cash or Stock		Stock Awards(5)	Option Awards(6)	Total

Ronald W. Allen(1)	$27,000		$7,671	$3,212	$37,883
Leo Benatar(2)	38,000		7,671	3,212	48,883
Earl Dolive(1)	27,000		7,671	3,212	37,883
David L. Kolb(1)	26,961	(3)	7,671	3,212	37,844
John C. Portman, Jr.	17,000		7,671	0	24,671
Ray M. Robinson(2)	22,500		7,671	3,212	33,383
John B. Schuerholz	14,984	(4)	7,671	0	22,655

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

(3)	Includes 686 shares of Common Stock valued at $17,961 received in lieu of cash payments in 2007.

(4)	Includes 574 shares of Common Stock valued at $14,984 received in lieu of cash payments in 2007.

(5)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2007 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include an award of 1,000 restricted stock shares granted to each non-employee director on November 7, 2006. The grant date fair value of the 1,000 restricted stock shares granted to each non-employee director on November 7, 2006 was $25,400. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(6)	Represents the proportionate amount of the total fair value of awards recognized by the Company as an expense in 2007 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Non-Management Director
Restricted Stock Awards and Stock Options

	Number of Restricted	Number of
Name	Stock Awards(1)	Options(1)

Ronald W. Allen	1,000	3,750
Leo Benatar	1,000	3,750
Earl Dolive	1,000	3,750
David L. Kolb	1,000	3,750
John C. Portman, Jr.	1,000	0
Ray M. Robinson	1,000	3,750
John B. Schuerholz	1,000	0

(1)	As of December 31, 2007.

RELATED PARTY TRANSACTIONS

Motor sports sponsorships and promotions have been an integral part of the Company’s marketing programs for a number of years. The Company has sponsored professional driver Michael Waltrip and his team of drivers in various NASCAR races. In 2007, the two sons of the president of the Company’s sales and lease ownership division were paid by Mr. Waltrip’s company as full-time members of its team of drivers. One son raced in the USAR Hooters Pro Cup Series and the other raced in the Craftsman Truck Series. The Company’s sponsorship cost in 2007 for these two drivers was approximately $730,000. In 2008, the Company is sponsoring one of the drivers as a member of the Eddie Sharp Racing team in the ARCA RE/MAX Series at an estimated cost of less than $250,000. It is contemplated that the second driver will race in the USAR Hooters Pro Cup Series for a team owned by DRT Enterprises, Inc. The Company currently sponsors an unrelated driver on the DRT Enterprises’ team in the total amount of $180,000, with none of the sponsorship funds directly allocated to the president’s son.

In May 2005, Crown Holdings, LLC (“Crown Holdings”), a company owned by Mr. Loudermilk, Sr.’s sister-in-law and her husband, entered into a franchise and area development agreement to open three Aaron Sales & Lease Ownership stores. The terms of the agreement are the same as with all new franchisees. In 2007, the Company recorded $67,125 in royalty income from the store operated by Crown Holdings. Crown Holdings also participated in the Company’s guaranteed franchise inventory financing program. As of December 31, 2007, Crown Holdings’ outstanding balance on the financing program was $368,409.

Aaron Ventures I, LLC (“Aaron Ventures”) was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them. Messrs. Loudermilk, Sr., Loudermilk, Jr., Butler, and Cates are the managers of Aaron Ventures, and its owners are all officers of the Company, including all of the Named Executive Officers and six other executive officers. The combined ownership interest for all Named Executive Officers represents 52.94% of which Mr. Loudermilk Sr.’s interest is 11.77%. In December 2002, Aaron Ventures purchased eleven properties from the Company, all former Heilig-Meyers stores, for a total purchase price of $5,000,000. In 2006, Aaron Ventures sold one of the properties to a third party. The Company acquired these properties from Heilig-Meyers in 2001 and 2002 for an aggregate purchase price of approximately $4,000,000. The price paid by Aaron Ventures was arrived at by adding the Company’s acquisition cost to the cost of improvements made by the Company to the properties prior to the sale to Aaron Ventures. In October and November of 2004, Aaron Ventures purchased an additional eleven properties from the Company for a total purchase price of $6,895,000. The Company had acquired these properties over a period of several years. The purchase price paid by Aaron Ventures was determined from the individual fair market valuation and the results of current formal written appraisals completed for each location. Aaron Ventures currently leases 21 of the above properties to the Company for 15-year terms at a current annual rental of approximately $1,314,000. The Company does not intend to enter into further capital leases with related parties.

An irrevocable trust holds a cash value life insurance policy on the life of Mr. Loudermilk, Sr., the aggregate face value of which is $400,000. The Company and the trustee of such trust are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policy until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive the aggregate cash value of this policy, which as of December 31, 2007 represented $281,519 and the balance of such policy will be payable to the trust or beneficiaries of such trust. The Company did not pay any premiums on this policy during 2007.

Each of two irrevocable trusts holds cash value life insurance policies on the life of Mr. Loudermilk, Sr., the aggregate face value of which is $6,800,000. The Company and the Trustee of such trusts are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policies until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive an amount equal to the greater of the policies’ cash value or the sum of the premiums that have been paid, which as of December 31, 2007 represented $2,437,459 and the balance of such policies will be payable to the trusts or beneficiaries of such trusts. The Company did not pay any premiums on these policies during 2007.

The Audit Committee’s Charter provides that the Committee shall review and ratify all transactions to which the Company is a party and in which any director and executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer. In addition, the Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. The Code of Conduct sets forth various examples of when conflict of interest situations may arise, including: when an officer or director or members of his or her family receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

AUDIT MATTERS

Ernst & Young LLP served as auditors of the Company for the year ended December 31, 2007, and has been selected by the Audit Committee of the Board of Directors to continue as the Company’s auditors for the current fiscal year. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions. The following table sets forth the Ernst & Young fees for services to the Company in the last two fiscal years.

Fees Billed in Last Two Fiscal Years

	Year Ended December 31,
	2007	2006

Audit(1)	$893,424	$1,394,561
Audit-Related(2)	92,000	58,400
Tax(3)	349,238	283,893

TOTAL	$1,334,662	$1,736,854

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and internal control over financial reporting, review of quarterly financial statements and audit services provided in connection with statutory and regulatory filings and for the 2006 Form S-3 filing.

(2)	Includes fees for the audit of the Company’s 401(k) plan, for advice regarding new SEC and GAAP disclosure requirements and for the 2006 sale of all the Aaron Rents, Inc. Puerto Rico stores.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent public accountants. To help fulfill this responsibility, the Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the Policy, all auditor services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis — called “specific pre-approval” — or (2) by the description in sufficient detail in the Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration — called “general pre-approval”. Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Committee or the Chairman of the Committee. The Policy describes the audit, audit-related and tax services that have received general pre-approval — these general pre-approvals allow the Company to engage the independent accountants for the enumerated services for individual engagements up to the fee levels prescribed in the Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Committee. Any engagement of the independent accountants pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent public accountants to management.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three “independent” members of the Board of Directors as defined under the listing standards of the New York Stock Exchange and operates pursuant to a written charter adopted by the Board and available through the Company’s website, www.aaronrents.com. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2007, Ernst & Young LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management and has discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young their independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

David L. Kolb, Chairman
Earl Dolive
Ronald W. Allen

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In accordance with the provisions of Rule 14a-8(a) of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company’s 2009 annual meeting must be received by December 11, 2008 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. If a shareholder desires the Board to consider including in its slate of director nominees for the Company’s 2009 annual meeting a nominee submitted to the Company by such shareholder, the shareholder must submit such nomination in compliance with the procedures described under “ELECTION OF DIRECTORS — DIRECTOR NOMINATIONS” by December 11, 2008 to be eligible for inclusion in the Board’s nominee slate. If a shareholder otherwise desires to nominate a candidate for election to the Board, such shareholder must submit the nomination in compliance with the Company’s Bylaws not less that 14 nor more than 50 days prior to the 2009 annual meeting, which we currently anticipate will be held on May 5, 2009. Other shareholder proposals not made in accordance with the provisions of Rule 14a-8(a)(3) must be submitted to the Board in compliance with the Company’s Bylaws between 90 to 120 days prior to the 2009 annual meeting in order to be considered timely. The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (a) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own proxy statement.

COMMUNICATING WITH THE BOARD AND CORPORATE GOVERNANCE DOCUMENTS

The Company’s security holders and other interested parties may communicate with the Board, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron Rents, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The Audit Committee and Compensation Committee Charters, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the senior financial officers and employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aaronrents.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron Rents, Inc., 309 East Paces Ferry Road, NE, Atlanta, Georgia 30305-2377.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment of what is in the best interest of the Company.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO GILBERT L. DANIELSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AARON RENTS, INC., 309 E. PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305-2377.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary

April 7, 2008

Aaron Rents, Inc.

Aaron Rents, Inc.®

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - R. Charles Loudermilk, Sr.	☐	☐	02 - Robert C. Loudermilk, Jr.	☐	☐	03 - Gilbert L. Danielson	☐	☐

	04 - William K. Butler, Jr.	☐	☐	05 - Ronald W. Allen	☐	☐	06 - Leo Benatar	☐	☐

	07 - Earl Dolive	☐	☐	08 - David L. Kolb	☐	☐	09 - Ray M. Robinson	☐	☐

	10 - John B. Schuerholz	☐	☐	11 - John C. Portman, Jr.	☐	☐

2.
FOR the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X 0 1 7 1 2 9 2	+
<STOCK#>                 00VQLB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
Aaron Rents, Inc.®

CLASS A COMMON STOCK PROXY — Aaron Rents, Inc.

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 6, 2008
The undersigned shareholder of Aaron Rents, Inc. hereby constitutes and appoints R. Charles Loudermilk, Sr. and James L. Cates, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of Class A Common Stock of Aaron Rents, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Tuesday, the 6th day of May 2008, at 10:00 a.m., and at any and all adjournments thereof as stated on the reverse side.
It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.
THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 7, 2008 and the Proxy Statement furnished therewith.
This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to: Proxy Services, C/O Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-0567.
(Continued and to be dated and signed on reverse side)